(Electronic communication to E.D. Jones brokers regarding the proposed merger of Putnam Dividend Growth Fund into Putnam Growth and Income Fund II)

The Trustees have recommended the merger of Putnam Dividend Growth Fund into Putnam Growth and Income Fund II. Proxy ballots were recently mailed to shareholders of Putnam Dividend Growth Fund asking them to vote on this issue.

HOW WOULD THE MERGER WORK?

The merger provides for the transfer of assets of Putnam Dividend Growth to Putnam Growth and Income Fund II in exchange for shares of Growth and Income Fund II, liquidating Putnam Dividend Growth Fund.

WHAT WOULD SHAREHOLDERS RECEIVE?

As a result of the merger, shareholders would receive Class A or B shares of Putnam Growth and Income Fund II equal in value, at the date of the exchange, to Class A or B shares, respectively, of Putnam Dividend Growth Fund. Even though the NAV per share of the two funds are different, the total value of a shareholder's holdings will not change.

WHY ARE THE TRUSTEES RECOMMENDING THE MERGER?

The Trustees of both funds believe the merger would be in the best interests of shareholders because:

* The proposed merger offers shareholders of Putnam Dividend Growth Fund the option of owning shares of a mutual fund with a greater opportunity for growth of assets, which may over time lower expenses.

* The merger will create economies of scale, which should lower expenses, and may also result in improved investment performance over the longer term.

HOW DO THE INVESTMENT OBJECTIVES AND INVESTMENT STYLE OF THE TWO
FUNDS COMPARE?

The merger would combine two funds with very similar overall investment strategies. Putnam Dividend Growth Fund seeks current income and capital growth with equal emphasis,while Putnam Growth and Income Fund II seeks capital growth as its primary objective, with current income a secondary objective.

Both funds seek growth and current income by investing primarily in attractively
- -priced,dividend-paying stocks that offer the strongest potential for growth, namely those of large and mid-sized companies whose stock prices, in Putnam Management's opinion, are low compared to their earning potential.

As a result of these similarities, the merger will not materially affect the general strategy and style in which a shareholder's investment will be managed.

WHO MANAGES PUTNAM GROWTH AND INCOME FUND II?

Putnam Growth and Income Fund II is managed by a veteran team with a solid track record. The fund's manager, Tony Kreisel, has also been the manager of Putnam Dividend Growth Fund. Kreisel, with 24 years of investment management experience, draws on the expertise and research of Putnam's entire Basic Value Equities Group. This group currently manages more than 15 billion in assets for institutional and individual investors.


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